UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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    Kona Grill, Inc.

(Name of Registrant as Specified In Its Charter)

    Mill Road Capital, L.P.

    Mill Road Capital GP LLC

    Mill Road Capital Management LLC

    Thomas E. Lynch

    Scott P. Scharfman

    Charles M. B. Goldman

    Justin C. Jacobs

    Craig S. Miller

    Lawrence F. Harris

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April 15, 2010

To Our Fellow Shareholders of Kona Grill:

We are writing to you regarding the upcoming 2010 Annual Meeting of Shareholders of Kona Grill, Inc. (NasdaqGM: KONA)(the “Company”) scheduled to be held on Wednesday, April 28, 2010. At the Annual Meeting, you have two slates of candidates for the Board of Directors from which to choose—one from the Company and one from Mill Road Capital, L.P. (“Mill Road”).

It is important for you as a shareholder to understand why we have nominated an opposition slate. Mill Road is not an “activist” fund. Mill Road is currently the Company’s 3rd largest shareholder owning 9.8% of the common shares outstanding. We approach investing with a long-term mindset and believe in the long-term potential of the Company. This is the first time we have ever nominated a slate of candidates in opposition to the directors of a company. Our strong preference is to work with the management and board of a company in a constructive and positive manner. Regrettably, the actions of the Board of Directors of Kona Grill have left us little choice. Starting in late 2008, we have documented for the public record a series of actions that we believe demonstrate a track record of consistently poor corporate governance at Kona Grill. Since that time, we have reached out to the leadership of the Company in both public and private forums. Our efforts to reach an amicable compromise have been repeatedly rebuffed. Therefore, after much consideration, we were forced to choose the only remaining alternative: take the decision to the shareholders as to who should be on the Board of Directors of Kona.

The Company’s slate of candidates includes Douglas Hipskind, Anthony Winczewski, and Mark Zesbaugh. None of these three candidates have any restaurant operating experience. Outside of the Company, they have never served on the board of another restaurant company (either public or private) and they have never served on the board of another public company. Quite simply, they do not possess the necessary experience to serve as director for you, the shareholders and owners of the Company.

Mill Road has nominated Lawrence Harris, Thomas Lynch, and Craig Miller. Our nominees have substantial experience in restaurant operations, on the boards of restaurant companies, and on the board of public companies. A summary of their experience is as follows:

•

Larry Harris. Mr. Harris is a seasoned restaurant industry executive with more than 30 years of public and private restaurant experience at all levels. He is currently the CEO, Chairman of the Board, and a Partner of Food Management Partners, Inc. (“FMP”), a multi-concept restaurant management company operating more than 85 units under the Buffalo Wild Wings, Zio’s Italian Kitchens, Smashburger, and Little Caesar’s brands. FMP has won awards including Franchisee (2009) and Developer (2001) of the Year for Buffalo Wild Wings. Mr. Harris has also served as the Chief Operations Officer for Pizza Hut operations in Mexico, as well as President of the Harvest Restaurant Group, Inc.

•

Thomas Lynch. Mr. Lynch is an accomplished investor with a deep financial understanding of the restaurant industry. Mr. Lynch has a successful two decade track record of investing, having founded both Mill Road Capital and Lazard Capital Partners. Previously, he was a member of the private equity group at The Blackstone Group. From 2003 to 2006, Mr. Lynch served on the Board of Directors of Panera Bread Company, one of the most successful public restaurant companies of the last decade. He was recently reappointed to the Board in March 2010.

•

Craig Miller. Mr. Miller is an award-winning restaurant industry executive with more than 35 years of public and private restaurant experience. He has served as the President, CEO, and Chairman of the Board of Ruth’s Chris Steak House, Inc. where he was named Operator of the Year in 2007 by Nation’s Restaurant News. Mr. Miller has also served as the President and CEO of UNO Restaurants, Inc. He currently serves on the Board of Directors of Tim Hortons Inc., a publicly traded restaurant chain, and on the Board of Directors of Real Mex Restaurants, Inc., a restaurant chain with publicly traded debt securities.

Considering our slate of candidates along the three crucial aspects of relevant experience (operating restaurants, serving on restaurant boards, and serving on public company boards), we urge you to return the GOLD proxy card and vote for our nominees.

It is important to note that Mr. Harris and Mr. Miller have no previous affiliation with Mill Road. Mill Road has neither voting nor compensation agreements (other than reimbursement of expenses) with Mr. Harris and Mr. Miller.

We have disclosed in several SEC filings that we have indicated our interest in financing and/or acquiring the Company on multiple occasions. As such, you may pause before supporting Mill Road’s three nominees to serve on the Company’s Board of Directors. To alleviate any concern you may have, we would like to publicly disclose our view on two key issues: 1) transactions involving interested parties or insiders and 2) the appointment of a Director to the Company’s currently vacant 7th Board seat.

1.	Transaction Involving Interested Parties or Insiders. If any party, whether Mill Road, an insider or any other party, should submit a proposal regarding a financing or acquisition of the Company, we would expect the Board to adhere to market practice and form a special committee of disinterested directors to properly evaluate the proposal and retain outside financial and legal advisors. Of course, if Mill Road submitted a proposal, we would expect this committee would not include Thomas Lynch who, as an employee of Mill Road, would remove himself from discussions. All of our nominees are absolutely committed to acting in the best interest of all shareholders, and we would expect that any pursuit of strategic alternatives, whether or not in response to a proposal from Mill Road, would consist of a fair and open process that seeks to maximize value through consideration of proposals submitted by multiple parties. Ultimately, any potential financing or sale of the Company should be voted upon by all of the Company’s shareholders.

2.

Appointment of a Director to the Vacant 7th Board Seat. We believe the Company and its shareholders are best served if the Board of Directors has substantial restaurant operation experience, restaurant board experience, and public company board experience. Therefore, we believe that the 7th Board seat, which is currently open, should be filled by a person with substantial experience in these three key areas. Additionally, this candidate should have no affiliation with either Mill Road or other members of the Board of Directors. We strongly believe in good corporate governance and that shareholders would be best served by the addition of an independent voice with significant relevant experience.

To help you in your decision as to which slate of candidates to support, please read our definitive proxy statement and the excerpts of a presentation Mill Road made to RiskMetrics Group on April 8, 2010 regarding the election of directors for the Company. The definitive proxy statement, which contains information relating to the participants in the proxy solicitation in support of Mill Road’s nominees, and the excerpts of the presentation to RiskMetrics are both available at no charge on the Securities and Exchange Commission’s website at www.sec.gov and on our proxy solicitor’s website at www.icommaterials.com or by contacting our proxy solicitor, InvestorCom, Inc., by telephone toll-free at 1-877-972-0090. We hope you will find this information helpful as you consider which slate to support.

It is important to reiterate that Mill Road remains open to considering all alternatives that can protect and maximize shareholder value. We thank you for your time and consideration of this matter and appreciate your vote.

Kind regards,

/s/ JUSTIN C. JACOBS
Justin C. Jacobs
Managing Director
Mill Road Capital, L.P.

Excerpts of Presentation to RiskMetrics Group by Mill Road Capital, L.P. 2010 Annual Meeting of Shareholders of Kona Grill, Inc. April 8, 2010

Notice to Shareholders
All stockholders of Kona Grill, Inc. are advised to read Mill Road's definitive proxy statement because it contains important information, including information relating to the participants in the solicitation of proxies in support of Mill Road's nominees for use at the
2010 annual meeting of stockholders of Kona Grill, Inc.  The definitive proxy statement and GOLD proxy card will be mailed to the stockholders of Kona Grill, Inc. and are also available at no charge on the Securities and Exchange Commission’s website at
www.sec.gov or by contacting our proxy solicitor, InvestorCom, Inc., by telephone toll-
free at 1-877-972-0090.

Summary
Comparison of Slates
– There are 3 required areas of experience for Nominees:
• Restaurant Operating
• Restaurant Board
• Public Company Board
– Company’s Nominees lack all 3
– Mill Road’s Nominees have an abundance of experience in all 3
Poor governance at Board with consistent pattern of self-dealing
The stock price and operational performance are significantly behind comparable companies
The current Board does not have the necessary experience to allow the management team to succeed
Mill Road is asking all shareholders to return a GOLD proxy card and vote for our Nominees

Mill Road Capital
Mill Road Capital: $250 million private investment fund based in
Greenwich, CT
Background:
– Core group of former Blackstone professionals
– Successful track record of public and private investing
– Long-term focus with 12 year commitment from our investors
Investment Strategy:
– Exclusive focus on small, public companies
– Portfolio: equity & debt investments in minority & control positions
– Representative investments
• Physician’s Formula: ~20% shareholder & subordinated debt holder
• Cossette: “white-knight” with management in going-private transaction
Mill Road is not an “activist” fund:
– This is the first slate of candidates we have ever nominated
– We have chosen this path only after all other options were exhausted

Situation Summary
Annual Meeting of Shareholders: April 28, 2010
Kona Grill’s Board of Directors
– Staggered board with 3 classes
– Board seats: 7
– Board seats filled: 6
– Class up for election has 3 seats
Slate of Nominees
– Company nominated 3 incumbent directors for re-election
– Mill Road nominated 3 opposition candidates
– Former CEO, Marcus Jundt, nominated himself and then withdrew
Mill Road is asking shareholders to vote for all 3 of our Nominees

Class II 2010 Election	
Class III 2011 Election	
Class I 2012 Election

Kona Grill Board of Directors
Kona’s non-employee directors have no other
– Restaurant Operating Experience
– Restaurant Board Experience
– Public Board Experience
Relevant Experience (Non-Kona)
Restaurant Public
Name Background Operating Board Board
Douglas Hipskind Gaia Leasing (commercial leasing) None None None
Black Diamond Resorts (hotel development)
Jundt Associates (hedge fund)
KPMG (accounting)
Anthony Winczewski Commerical Partners Title (title insurance) None None None
Chicago Title Insurance (title insurance)
Winona Co. Abstract & Title (title insurance)
Mark Zesbaugh Green Creek Consulting (self-employed) None None None
Lennox Holdings (start-up re-insurance)
Allianz Life Insurance (insurance)
Berke Bakay BBS Capital Mgt. (hedge fund) None None None
Patara Capital Mgt. (investment firm)
Southwest Securities (regional securities firm)
Richard Hauser Capital Real Estate (real estate) None None None
Reliance Development Company (real estate)
Marc Buehler (CEO) Kona Grill (restaurant) see Tony Roma's None
Lone Star Steakhouse (restaurant) background
Tony Roma's (restaurant)
Eateries (restaurant)
Applebee's (restaurant)
Source: Kona Grill’s Proxy filed 3/9/10

Kona Grill Board – Common Denominator
This Board is a holdover from when Kona was private
Kona is headquartered in Scottsdale, AZ and the first two units were in Arizona
4 of 5 outside directors are from Minnesota
The former CEO, Marcus Jundt, is also from Minnesota
Kona Common
Director Shares
Name Age Since Address in Proxy Owned
Douglas Hipskind 41 2003 50 South 6th Street 0
Suite 1480
Minneapolis, MN 55402
Anthony Winczewski 54 2005 200 South 6th Street 0
Suite 1300
Minneapolis, MN 55402
Mark Zesbaugh 45 2007 3515 Thorwood Court 0
Eagan, MN 55123
Berke Bakay 31 2009 4875 Preston Park Blvd 1,139,000
Suite 775W
Plano, TX 75093
Richard Hauser 48 2004 50 South 6th Street 675,302
Suite 1480
Minneapolis, MN 55402
Marc Buehler 40 2009 7150 East Camelback Road 27,243
Suite 220
Scottsdale, AZ 85251
Source: Kona Grill’s Proxy filed 3/9/10

Mill Road Nominees
Mill Road’s nominees have extensive experience in each of the following critical areas:
– Restaurant Operations
– Restaurant Board of Directors
– Public Company Board of Directors
The Nominees
– Larry Harris
– Thomas Lynch
– Craig Miller
Relationship of the Nominees
– All 3 Nominees would be considered independent
– Larry Harris and Craig Miller
• No other affiliation with Mill Road
• No compensation or voting agreement with Mill Road

Nominee: Larry Harris
Headline: 30+ Year Track Record of Operational Success in Restaurants
Selected Restaurant Experience:
– CEO, Chairman of Board and a Partner of Food Management Partners (10+ years)
• Buffalo Wild Wings – franchisee (27 units open, 5 in development, 22 committed)
• Zio’s Italian Kitchens – owner (17 units open, 2 in development)
• Smashburger – franchisee (4 units open, 2 in development, 39 committed)
• Little Caesar’s – franchisee (37 units open, 2 in development, 17 committed)
– President & COO of Harvest Restaurant Group (~3 years)
– COO of Pizza Hut operations in Mexico (~10 years)
Awards/Achievements:
– Buffalo Wild Wings
• Franchisee of the Year (2009)
• Developer of the Year (2001)
– Zio’s Italian Kitchen
• Purchased EBITDA negative company (2007) and turned around to generate significant EBITDA by 2009
– Little Caesar’s
• Operational Excellence Award (2006)

Nominee: Thomas Lynch
Headline: Long-Term Investor with Significant Board Experience at Top
Restaurant Performer
Select Experience:
– Founder & Senior Managing Director of Mill Road Capital (6+ years)
– Founder & Senior Managing Director of Lazard Capital Partners (~3 years)
– Managing Director of The Blackstone Group (~7 years)
– Consultant at The Monitor Group (~3 years)
– Public Company Board Experience:
• Panera Bread
– Member of Board of Directors: 2003-2006 (Audit and Nominating
Committees)
– Recently asked to re-join the Board as of March 2010
• People’s Choice TV
Awards/Achievements:
– Mill Road Capital
• Fund has consistently and significantly outperformed benchmark indices
– Lazard Capital Partners
• One of top 1997 vintage private equity funds
• One of top debut funds of last 15 years

Nominee: Craig Miller
Headline:  35+Year Career as Top Tier Restaurant Operator with Public, Restaurant
Board Experience
Selected Restaurant Experience:
– President, CEO & Chairman of Ruth’s Chris Steak House (4+ years)
– President, CEO of UNO Restaurants (Pizzeria Uno) (~20 years)
– VP of Darden Restaurants (~10 years)
• Red Lobster
• Casa Gallardo
– Additional Board of Directors
• Tim Horton’s (Audit Committee)
• Real Mex Restaurants
Awards/Achievements:
– “2007 Operator of the Year” for Ruth’s Chris – Awarded by Nation’s Restaurant News
– Two-time “Golden Chain Award”
• In 2000 as President, CEO of UNO Restaurants
• In 2007 as President, CEO & Chairman of Ruth’s Chris Steak House
– UNO Restaurants grew from 15 units to ~200 units over his tenure
– National Restaurant Association: Chairman of the Board (2005-2006)

Comparison of Slates
A summary comparison of relevant experience in the key areas illustrates the superior slate put forward by Mill Road
Relevant Experience (Non-Kona)
Restaurant Public
Name Operating Board Board
Douglas Hipskind None None None
Anthony Winczewski
Mark Zesbaugh
Lawrence Harris Buffalo Wild Wings Food Mgt. Partners Panera Bread
Thomas Lynch Zio's Italian Kitchen Panera Bread Galaxy Nutritional Foods
Craig Miller Smashburger Ruth's Chris Steak House People's Choice TV
Little Caesar's Tim Horton's Ruth's Chris Steak House
Boston Chicken Real Mex Tim Horton's
Pizza Hut
Ruth's Chris Steak House
Pizzeria Uno
Casa Gallardo
Red Lobster

Governance Deficit
Kona Grill has a set of policies that are inconsistent with good corporate governance
Policy Examples
– Staggered board
– Plurality voting for directors
– Shareholders do not have cumulative voting rights in elections
– Shareholders can not call a special meeting
– Shareholders may not act by written consent
– Shareholders need super-majority to change charter and by-laws
– Board may amend by-laws without shareholder approval
Output of Policies
– The Board adopts a Poison Pill which is voted down by shareholders in 2009
– Former Chairman/CEO is re-elected in 2009 even though 53% of shares voted against/withheld in an uncontested election
– A director and chair of Audit Committee resigned in July 2006 citing “board governance process” related to appointment of CEO
– Board lacks majority of independent directors for 6 months and only gains compliance through resignation of Chairman/CEO

Governance Deficit: Culture of Self-Dealing
The Board of Kona Grill has a consistent track record of self-
dealing
Key examples
– In December 2008, the Board approved a financing in a non-competitive process for the sale of stock representing ~15% of the Company to the
Chairman/CEO’s father at an ~20% discount to the market price
• Upon announcement, Mill Road publicly offered to purchase the stock but at a price
22% higher
• Company does not respond to our offer but in February 2009, the Agreement with the Chairman/CEO’s father is mutually terminated
– In March 2009, the Company completed a financing with Board members and their families on terms materially less favorable to the Company than those described in a term sheet provided to potential outside investors
(including Mill Road) just 3 days prior

Kona Grill Operational Performance
Compared to similar price points competitors, Kona has significantly under-
performed along 2 key metrics:
– Same-Store Sales Growth (SSS)
– Unit Profitability (Rest. Operating Margin)
(1) Figures calculated utilizing average check and alcohol percentage per each company’s latest 10-K for the specific concepts listed above
(2) One year period represents CY2009 same-store sales change.  Three year period represents the cumulative calendarized full year same-store sales change for the
CY2007, CY2008, and CY2009 periods.  If a company does not have a calendar year end, then calendarized full year same-store sales change data assumed equal to the average of the calendar quarters or months, as available, for each period
(3) Change in restaurant margin (restaurant EBITDA) during the one year period from Q4 CY2008 to Q4 CY2009 and during the three year period from Q4 CY2006 to Q4 CY2009
1 Year Change 3 Year Change
Average Check (1)
Rest. Op. Rest. Op.
Restaurant Concept Ticker Food Alcohol Total SSS (2) Margin (3) SSS (2) Margin (3)
RA Sushi BNHN $13.89 $7.16 $21.05 1.7% 1.3% -4.9% -4.7%
The Cheesecake Factory CAKE $16.53 $2.47 $19.00 -2.6% 3.4% -6.5% -1.8%
Red Lobster DRI $17.83 $1.42 $19.25 -3.8% N/A -4.7% N/A
Maggiano's EAT $21.12 $4.76 $25.88 -6.7% N/A -9.8% N/A
J. Alexander's JAX $20.38 $4.26 $24.64 -4.7% -0.2% -8.7% -8.8%
PF Chang's China Bistro PFCB $17.53 $2.97 $20.50 -6.7% 0.5% -11.1% -1.3%
Average of MRC Comparables $21.72 -3.8% 1.2% -7.6% -4.1%
Kona Grill KONA $16.35 $7.55 $23.90 -9.3% -6.0% -13.6% -8.1%

Kona Grill vs. RA Sushi
Kona has materially under-performed its closest comparable, RA Sushi, even though it is less geographically exposed to the financial crisis…
(1) Figures per Bureau of Labor Statistics (BLS).  Local unemployment rate is defined as the average of the unemployment rates in each county a unit exists in, weighed by the number of units in the county.  Figure as of November 2009 (latest available)
(2) Figure are not seasonally adjusted as BLS does not report seasonally adjusted county data.  Seasonally adjusted, November 2009 would be 10.0%
(3) See previous page for additional details
Kona Grill RA Sushi Difference
Average Check :
Food Check $16.35 $13.89 $2.46
Alcohol 7.55 7.16 0.39
Total Average Check $23.90 $21.05 $2.85
Units Per State:
Arizona 4 6 (2)
California 0 6 (6)
Florida 2 3 (1)
Michigan 1 0 1
Nevada 1 1 0
Hardest Hit States Sub-Total 8 16 (8)
Texas 5 3 2
Illinois 2 3 (1)
Other 9 3 6
Total Units 24 25 (1)
Local Unemployment Rate (1):
Local Unemployment Rate 8.5% 9.7% -1.2%
National Average (2) 9.4% 9.4%
Operating Statistics (3):
3 Year Cummulative SSS -13.6% -4.9% -8.6%
3 Year Operating Margin -8.1% -4.7% -3.4%

Kona Grill New Unit Performance
The decline in new unit revenue has resulted in Return on Invested
Capital (ROI) significantly below targeted levels
Notes:
“Targeted” figures per January 2010 Investor Presentation, Slide 34, except for pre-opening costs, which are added in per 2009 10-K, Page 4.  ROI calculated on the same basis as in the January 2010 Investor Presentation (excluding cash pre-opening costs) would increase to 35%
“New Units” figures utilize actual annualized average weekly sales figures and an estimated 5% operating margin.  The operating margin is based on CFO Mark Robinow’s comment during the Q3 2009 conference call (October 27, 2009) that new units had an operating margin in the “lower single digits.” Accordingly, Mill Road believes the
5% assumption is likely generous.  Build costs matched to “Targeted” figures.  New unit # does not include units opened during the period
“Construction Costs” are net of tenant improvement allowances as noted in the company presentation
New Units
All figures $mm, unless otherwise noted
Targeted Q3 2009 Q4 2009
New Units (#) 5 6
New Units as % of Total 23% 26%
Annual Revenue $4.5 $2.9 $3.0
Restaurant Operating Margin 19% 5% 5%
Unit Operating Profit $0.9 $0.1 $0.1
Construction Costs $2.5 $2.5 $2.5
Pre-Opening Costs 0.4 0.4 0.4
Total Build Costs $2.9 $2.9 $2.9
Cash-on-Cash ROI 30% 5% 5%

Kona Grill Stock Price Performance
Kona’s stock price performance significantly lags its peer group over all relevant time periods except the last year
However, the last year has an extraordinary event…
(1) Includes BJRI, BNHN, CAKE, GCFB, JAX, MSSR, and PFCB.  As defined in Kona’s 10-K.
(2) Includes BNHN, CAKE, JAX, and PFCB.
Note:   Time Period is through 3/31/10
Stock Price Performance
Over/(Under)
Peer Group, defined by Performance vs.
Time Period KONA 10-K (1) MRC (2) 10-K (1) MRC (2)
Since IPO (Since 8/16/05) -70% -38% -33% -32% -37%
Last 3 Years -75% -38% -30% -37% -45%
Last 2 Years -56% -6% -2% -50% -54%
Last Year 134% 100% 112% 35% 22%

Kona Grill Stock Price Performance – Last Year Adjusted
Although the Company
outperformed its peers over
the last year by 22%-35%,
there is an extraordinary event
in this period
On May 18
th
, 2009, Mill Road
made a public filing expressing
interest to acquire the
Company at a 101% premium
If the increase from this one-
time event is removed from
performance from the rest of
the year, Kona lags its peer
group by 83%
Peer Group Index includes BJRI, BNHN, CAKE, GCFB, JAX, MSSR, and PFCB as defined in Kona’s 10-K. Time Period is through 3/31/10.
Kona vs. Peer Group -- Last Year
0%
50%
100%
150%
200%
250%
300%
3/31/09 5/1/09 6/3/09 7/6/09 8/7/09 9/9/09 10/12/0911/11/0912/14/09 1/15/10 2/18/10 3/22/10
KONA Peer Group Index
Mill Road
Expression
of Interest
Adjusted
Performance

Why Has Relative Performance Been So Poor?
Lack of Restaurant Operating Experience
– CEO’s
• Marcus Jundt: no restaurant operating background
• Mark Bartholomay: experience primarily in business development and franchising
– Board of Directors
Management Turnover
– In the last 8 years, Kona has had 6 different CEO’s compared to the peer group average of 1.9
Operating Decisions
– Drastic Menu Changes – 80% of menu
– Poor Real Estate Selections
– Decreased Food Quality – Cost of Sales down 140bps
– Lack of Investment in People – no Head of HR
– Elimination of Key Promotion: “Half Price Happy Hour”

Mill Road Capital – Leadership Plan for Kona Grill
Operating Performance
– New CEO in place – can be successful with proper support structure
– Focus on operations to improve customer experience
• Elevate quality of raw protein inputs
• Improve consistency of in-store execution
• Increase training
Leadership
– Appoint 7
th
Director – must have significant restaurant operating experience and should be independent
– Assess strengths and weaknesses of current operating team
– Ensure menu is consistent with vision of concept
– Adopt corporate governance best practices and emphasize ethical leadership
Capital Structure
– Company does not have capital to grow
– Unit economics do not currently justify growth
– Re-establish unit economics before even considering new growth

Summary
Comparison of Slates
– There are 3 required areas of experience for Nominees:
• Restaurant Operating
• Restaurant Board
• Public Company Board
– Company’s Nominees lack all 3
– Mill Road’s Nominees have an abundance of experience in all 3
Poor governance at Board with consistent pattern of self-dealing
The stock price and operational performance are significantly behind comparable companies
The current Board does not have the necessary experience to allow the management team to succeed
Mill Road is asking all shareholders to return a GOLD proxy card and vote for our Nominees